UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2015

IHEARTCOMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Texas	001-09645	74-1787539
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 East Basse Road

San Antonio, Texas 78209

(Address of principal executive offices)

Registrant’s telephone number, including area code: (210) 822-2828

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On April 3, 2015, iHeartMedia, Inc. (“IHM”), our indirect parent, and certain of our subsidiaries completed the first closing of the company’s previously-announced agreement with an affiliate of Vertical Bridge Holdings, LLC, for the sale of 411 of the company’s broadcast communications tower sites and related assets for up to $400 million. In connection with the first closing, the company sold 367 of its tower sites and related assets in exchange for approximately $369 million of proceeds. Simultaneous with the first closing, the company entered into lease agreements for the continued use of the towers, pursuant to which the company will have annual lease payments of approximately $20.8 million. This will result in a loss of annual tenant revenue of approximately $10.7 million, a reduction of direct operating expenses of approximately $3.3 million annually and an annual cash impact of $28.2 million. The initial term of the leases is fifteen years followed by three additional periods of five years each, subject to exclusions and limitations. Subsequent closings will occur as and to the extent defects are cured with respect to any tower sites excluded in the first closing. Proceeds of the sale will be used for general corporate purposes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IHEARTCOMMUNICATIONS, INC.

Date: April 3, 2015	By:	/s/ Robert H. Walls, Jr.
Robert H. Walls, Jr.
Executive Vice President, General Counsel and Secretary